EXHIBIT 99.2
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NEWS RELEASE
FOR IMMEDIATE RELEASE


FOR ADDITIONAL INFORMATION FROM INFINITY, INC., PLEASE CONTACT:
STANTON E. ROSS, PRESIDENT/CEO
(620) 431-6200
JAMES W. DEAN, VICE PRESIDENT, STRATEGIC & CORPORATE DEVELOPMENT
(720) 932-7800
www.infinity-res.com
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                INFINITY, INC. ANNOUNCES 2003 PROVED RESERVES AND
                        PROVIDES UPDATE ON E&P OPERATIONS

DENVER and CHANUTE, Kan. - (PR Newswire) - March 29, 2004 - Infinity, Inc. (NASDAQ: IFNY) today announced its year-end 2003 proved reserve data and provided certain updates on its exploration and production ("E&P") operations.

RESERVE ANALYSIS

Infinity's 2003 oil and gas reserve report was prepared by Netherland, Sewell & Associates, Inc. (NSAI), one of the world's leading independent reservoir engineering firms. During 2003, production, oil and gas prices, operating expenses and development expenditures for the Company's Labarge Field ("Labarge") and Wamsutter Arch Pipeline Field ("Pipeline") projects have varied from those estimated in its 2002 reserve report, and additional geological, geophysical, and engineering data has been analyzed. Production at Labarge continues to be uneconomic. As a result, in its 2003 reserve report the Company re-characterized as non-proved reserves approximately 90 billion cubic feet equivalent (Bcfe) of 2002 proved reserves. The Company previously disclosed that estimated proved oil and gas reserves could be materially reduced.

Nearly half (approximately 44 Bcfe) of the revision relates to Labarge, where all proved reserves from last year's reserve report, net of 2003 production, were reclassified as non-proved reserves. The primary reason for the Labarge revision was a lack of economic production during 2003 and thus far in 2004. The Company's management believes this was due to: (i) downhole operational issues with the original producing wells; (ii) delays in the completion or recompletion of existing wells from the schedule previously anticipated; and (iii) the deferral of the drilling of new wells. These factors have resulted in insufficient rates of production to date to cover the fixed costs at Labarge. In a separate analysis prepared by NSAI, the firm independently estimated Labarge contains resource potential in excess of 250 Bcfe on approximately 65% of the Company's prospective leasehold and option acreage, based upon 160-acre spacing.


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Slightly more than half of the revision (approximately 47 Bcfe) relates to the producing Pipeline Field, which field comprises nearly all of the 2003 estimate of proved reserves (a small amount of proved undeveloped reserves for 2003 are also estimated at the Company's Sand Wash Basin prospect). The revision at Pipeline is primarily due to: (i) drilling and production results and engineering and geological interpretation during 2003 which essentially "dis-proved" a number of well locations previously classified in 2002 as proved well locations; (ii) less than expected production from a number of producing wells during 2003; (iii) a lack of workover or enhancement work at any of the producing wells in 2003 or to date in 2004; and (iv) operational delays. In addition, based on additional production data, operating experience and analytical work, the Company's management believes that Pipeline is not a "blanket" coalbed methane field as previously thought, but is more likely a conventional sand reservoir of oil and gas with nearby coals that may be "charging" the sands. NSAI concurs with this view. The re-characterization of the project as a conventional sand play necessarily increases the development risk for the field and resulted in additional revisions. In addition, the ongoing resolution of operating issues and delays in availability of capital delayed Infinity's development plans in 2003 and contributed to reduced production and the resulting reserve revisions.

Infinity's management continues to perform additional engineering and geological interpretation work and rigorous analysis of its production results on a well-by-well basis to establish what steps should be taken to improve well performance.

                                 Proved Reserves

Total Proved          Oil, Bbl      Gas, Mcf   Total, Mcfe          PV-10 (1)
-----------------------------------------------------------------------------
Jan. 1, 2003           182,700    95,790,200    96,886,400    $84,010,206
Production             (57,654)   (1,080,456)   (1,426,380)    (2,912,096)
Additions               66,102     3,175,927     3,572,539      9,004,500
Revisions                1,990   (90,374,776)  (90,362,836)   (67,157,510)
                     ----------  ------------  ------------   ------------
Jan. 1, 2004           193,138     7,510,895     8,669,723    $22,945,100
                     ==========  ============  ============   ============
Proved Developed       124,968     4,724,523     5,474,331    $16,383,600
                     ==========  ============  ============   ============

 (1) The present value of estimated future net revenues to be generated from the production of proved reserves, net of estimated production and ad valorem taxes, future capital costs and operating expenses, using prices and costs in effect as of the date indicated, without giving effect to federal or state income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their "present value." The present value reflects the effect of time on the present value of the revenue stream. PV-10 should not be construed as being representative of the fair market value of the properties.


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OPERATIONS UPDATE

Greater Green River Basin - Wamsutter Arch Pipeline Field

At Pipeline, Infinity has completed six wells in 2004 that were drilled in late 2003. Since January 2004, net production has increased 30%, from approximately 2,500 Mcfe (thousand cubic feet equivalent) per day to approximately 3,300 Mcfe per day currently. A small part of the increase in net production can be attributed to an acquisition, announced on March 2, 2004, of additional interests in two wells in close proximity to existing production at Pipeline. The acquisition added approximately 75 Mcfe per day of net production, greater than 2 Bcfe of proved reserves (an estimate derived from, but not included in, the reserve report data prepared by NSAI as of December 31, 2003) and 960 gross (460 net) undeveloped acres. Adding the acquired proved reserves to the NSAI-estimated proved reserve quantities for the Company at December 31, 2003, would total approximately 11 Bcfe. During February 2004, the Company elected not to extend the farmout on approximately 7,700 unearned acres at Pipeline that is outside the area that Infinity's management believes is within the geologically defined conventional sand play. The extension of the farmout would have required additional payments of approximately $1 million.

The Company is in the process of identifying wells that could be candidates for workovers, "refracs" and other enhancement operations in an effort to optimize production in the field. In addition, the Company plans to drill two to five wells during 2004. The enhancement of existing wells and drilling of new wells in 2004 is subject to market conditions, operating and regulatory restrictions, and drilling rig and capital availability.

Greater Green River Basin - Labarge Field

In December 2003, Infinity entered into an agreement with Schlumberger Oilfield Services and Red Oak Capital Management LLC to develop Labarge. The agreement provides for the completion or recompletion of five to ten of the existing well bores at the Thompson and Riley Ridge pilot areas and the anticipated drilling of ten new wells in 2004, and the anticipated drilling of twenty wells in each of the years 2005 through 2008. Based on the success of the initial completion program, and after each yearly development phase, the project would be evaluated for continuation on a yearly basis. Using Schlumberger's technology, the Company as operator has commenced initial completion attempts in certain zones in one well and recompleted certain zones in two wells at Labarge and results to date have been inconclusive. The two recompleted


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wells are presently producing, with an additional one to three wells anticipated to be brought into production during the second quarter of 2004.

Infinity's management believes that the development process is in an early stage and plans to continue working with Schlumberger to optimize the completion and recompletion techniques for potential future use on a wider scope at Labarge. Due to ongoing regulatory restrictions in the Labarge area, slower than anticipated work thus far in 2004, and ongoing evaluation of the early results of joint operations, Infinity's management believes up to five or six of the ten wells initially contemplated for drilling in 2004 may be drilled this year, subject to drilling rig availability.

Nicaragua

The Company renegotiated a number of key terms and conditions of the exploration contract covering the approximate 1,400,000-acre concession area offshore Nicaragua, including an extension of the exploration period from six to eight years with four sub-phases, and is awaiting final approvals by the Nicaraguan government. Upon approval, the initial capital cost during the first twelve months would be approximately $800,000, with an additional $1,600,000 during the second twelve months to cover the costs of environmental studies, geological and geophysical analysis, acquisition of seismic data and other operational expenses.

Exploration offshore Nicaragua will focus on Eocene and Cretaceous carbonate reservoirs and Infinity's management and consultants believe (i) numerous analogies can be made between the Infinity concession block and production from fractured Cretaceous carbonates in Mexico, Venezuela and Guatemala, and (ii) the presence of Cretaceous source rocks onshore Honduras and Nicaragua can be projected into the offshore Caribbean Shelf.

Fort Worth Basin / Barnett Shale

As announced on March 23, 2004, the Company has signed a letter of intent (LOI) to acquire 25,000 gross acres in the Fort Worth Basin in north Texas. Infinity will have an initial 90% working interest in and will operate the acreage. The Company's management believes the acreage offers prospective drilling and production opportunities targeting the prolific Barnett Shale. The transaction is subject to due diligence and completion of a definitive agreement and related documents. The LOI initially contemplates, at Infinity's option, the drilling of four horizontal test wells, including three targeting the Barnett Shale.


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Stanton E. Ross, Infinity President and CEO said: "The potential Fort Worth
Basin acquisition would provide the Company with opportunities for year-round drilling in a new geographic area, where there is an ample supply of drilling and related oilfield services, and nearby gathering and processing infrastructure. Unlike our Rocky Mountain projects, in which we are attempting to establish or develop new producing fields, the Barnett Shale has produced a prodigious amount of gas over the past few years, attracting a large number of industry participants and capital."

Sand Wash Basin

The Company currently has 160,000 gross acres under lease in the north and south Sand Wash Basin, including 60,000 gross acres under leases which are due to expire in 2004 primarily in the southern portion. During 2004, the Company has elected not to renew the expiring leases for this acreage, based upon the results of technical work performed in 2003 on this expiring acreage and a desire to allocate capital away from holding these leases and towards other, potentially more attractive growth projects. The Company plans to retain the acreage which its management believes to be most prospective in the Sand Wash Basin, including the targeted area of the initial pilot drilling program. The Company's management expects to commence a pilot drilling program during 2004 or 2005 subject to market conditions, operating restrictions, and drilling rig and capital availability. The Company is seeking to add a farmout partner to the project prior to commencing the pilot drilling program.

Piceance Basin

The Company currently has 20,000 gross acres under lease in the northeastern corner of the Piceance Basin. Infinity is required to drill and complete five wells by November 20, 2005. Infinity's management believes the acreage is highly prospective based upon estimates of the characteristics of the coal underlying the acreage, including coal thickness. The Company currently plans to drill the five pilot wells before November 20, 2005. The Company is seeking to add a farmout partner to the project prior to commencing the pilot drilling program.

FINANCIAL IMPACT

Concurrent with the proved reserve revisions and the 2004 decision to relinquish certain acreage at Pipeline and Sand Wash, Infinity recorded a non-cash ceiling writedown of oil and gas properties of approximately $3.0 million in the quarter and year ended December 31, 2003.


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MANAGEMENT'S COMMENTS

Expanding upon Infinity's reserves and E&P operations, Ross said: "We are very pleased to be working with Netherland, Sewell & Associates, Inc. NSAI is one of the world's leading independent engineering firms, with a client base of prominent public Rocky Mountain and coalbed methane producers. NSAI has conducted its annual review and neither the Company nor NSAI currently expects additional reserve revisions. A portion of the 2003 proved reserve revision is due to less than anticipated production performance, a lack of production enhancement efforts to date, an emerging understanding of reservoir characteristics and other operational, financial and regulatory factors at Pipeline. Another significant portion of the revision is due to delayed timing of well completion and recompletions, drilling of new wells and, consequently, delays in field-wide development at Labarge. We expect to continue to make progress on all of these issues in 2004."

Ross continued: "Our current expectation for the first quarter of 2004 for E&P operations is that both production and revenues will equal or exceed levels achieved in the fourth quarter of 2003. We anticipate providing E&P guidance with respect to the second quarter and balance of 2004 during upcoming operations updates."

Ross concluded: "The ceiling writedown is also due in part to recent economic decisions we made as to where we best allocate our future growth capital. As we disclosed in our most recent operational update and news releases, our E&P group is growing production in the Rocky Mountains and taking steps to add exploratory acreage in new prospect areas, such as the Fort Worth Basin and Nicaragua, which may potentially hold significant future reserves and production for the Company. In addition, these areas provide us the ability to work on a year round basis towards the goals of growing production and reserves, while our Rocky Mountain operations are otherwise restricted during a large portion of the year. Although, these new areas are very promising, in our view, and ultimately may take precedence in the timing of and/or amount of capital allocated, we will continue to focus our efforts and capital in our core areas of production and development in the Rocky Mountains."

ABOUT INFINITY, INC.

Infinity, Inc., through its wholly-owned subsidiary Infinity Oil & Gas of Wyoming, Inc., is an independent energy company engaged in the exploration, development, production, operation and acquisition of natural gas and oil properties. The Company's current operations are principally focused on the


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development and expansion of its producing Wamsutter Arch (Pipeline) project and emerging Labarge coal bed methane project, which are located in the Greater
Green River Basin in southwestern Wyoming. Infinity Oil & Gas of Wyoming also holds exploration and development rights in the Sand Wash and Piceance Basins of northwest Colorado. Infinity, Inc. also provides oilfield services through its wholly-owned subsidiary, Consolidated Oil Well Services, Inc., based in Chanute, Kansas, with operations focused primarily in the Mid-Continent region. The Company's common stock is listed on The NASDAQ National Market under the symbol "IFNY."

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," "plan," "should" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, operating problems, the results of drilling, the availability of drilling rigs, the availability of third party financing at the times and on the terms anticipated, the completion of transactions and transaction documents at the times and on the terms anticipated, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves, uncertainties inherent in projecting future rates of production and timing of development activities, operating risks, liquidity and capital requirements, whether government approvals are received at the times and on the terms anticipated, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, continued acceptance of the Company's oilfield services in the marketplace, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. You can find the Company's filings with the Securities and Exchange Commission at www.infinity-res.com or at www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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